Exhibit (10)(ii)(A)

Execution Version

ASSET PURCHASE AGREEMENT

by and among

CINCINNATI BELL ANY DISTANCE INC.

as Buyer

and

EGIX, INC. and

EGIX NETWORK SERVICES, INC.

as Sellers

and

The Sellers’ respective subsidiaries

as Subsidiaries

and

The Sellers’ respective principal shareholders

as Shareholders

November 30, 2007

Exhibits:

Exhibit 1.1	Purchased Assets and Excluded Assets
Exhibit 1.3	Net Working Capital Calculation
Exhibit 1.5(a)(l)	Existing Territories
Exhibit 1.5(a)(2)	National Accounts
Exhibit 1.5(d)(i)(l)	Buyer’s Planned Operational Changes
Exhibit 1.5(d)(i)(2)	eGIX Operating Plan
Exhibit 1.7(a)	Bill of Sale
Exhibit 1.8	Assumed Liabilities and Excluded Liabilities

Exhibit 4.8	Escrow Agreement
Exhibit 5.l(e)	Employment Agreements
Exhibit 5. l(f)	Noncompetition Agreements
Exhibit 5.2(f)	Release of Personal Guaranties

Schedules:

Schedule 2.2(a)	Capitalization; Ownership
Schedule 2.3(a)	Financial Statements
Schedule 2.3(c)	Funded Indebtedness
Schedule 2.6	Taxes
Schedule 2.7	No Material Adverse Effect; Absence of Restricted Events
Schedule 2.8	Employees; Labor Relations
Schedule 2.9(a)	Employee Benefit Plans
Schedule 2.9(k)	Retiree Benefits
Schedule 2.9(m)	Acceleration or Parachute Payment
Schedule 2.10	Leased Real Property and Co-Location Facilities
Schedule 2.11	Personal Property
Schedule 2.13	Disputes; Litigation
Schedule 2.14(a)	Resolutions of Board of Directors of Each of Sellers
Schedule 2.14(b)	No Conflicts with Other Instruments or Proceedings
Schedule 2.15	Material Contracts
Schedule 2.16	Intellectual Property
Schedule 2.18	Certain Relationships
Schedule 2.19	Environmental Matters
Schedule 2.20	Governmental Authorizations and Regulatory Approval
Schedule 2.22	Product and Service Warranties and Liabilities

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 30, 2007, by and among Cincinnati Bell Any Distance Inc., a Delaware corporation (“Buyer”), eGIX, Inc., an Indiana corporation (“eGIX”) and EGIX Network Services, Inc., an Indiana corporation (“ENS” and together with eGIX, the “Sellers” and individually, a “Seller”), and eGIX Network Services of Virginia, Inc., a Virginia corporation (“ENS Virginia”), @Link Networks, Inc., a Washington corporation, and DSL Indiana Acquisitions, LLC, an Indiana limited liability company, all of which are wholly-owned subsidiaries of Sellers (each a “Subsidiary” and collectively, the “Subsidiaries”), and each undersigned shareholder of Sellers (each, a “Shareholder” and collectively, the “Shareholders”). Buyer, Sellers, Subsidiaries and Shareholders are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.” All other capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article 8 of this Agreement.

eGIX, through ENS and ENS Virginia, is a facilities based registered competitive local exchange carrier that offers managed internet protocol solutions to small and medium sized enterprises primarily located in the Midwest, including internet protocol voice and data services, high-speed internet access, local line services, information technology services and business applications and messaging services (the “Business”). The Shareholders collectively own more than 95% of the issued and outstanding capital stock of each Seller. Buyer desires to purchase from Sellers and Subsidiaries, and Sellers and Subsidiaries desire to sell to Buyer, substantially all of the assets, and assume certain liabilities, of the Sellers and Subsidiaries on the terms and subject to the conditions set forth in this Agreement.

Accordingly, the Parties agree as follows:

ARTICLE 1 - PRINCIPAL TRANSACTION

Section 1.1 Sale and Purchase of Purchased Assets. On the terms and subject to the conditions of this Agreement, Sellers and Subsidiaries agree to sell and transfer to Buyer free and clear of all Encumbrances, and Buyer agrees to purchase from Sellers and Subsidiaries, the assets of the Sellers and Subsidiaries that are used by the Sellers and Subsidiaries in the operation of the Business described on Exhibit 1.1 as “Purchased Assets” (collectively, the “Purchased Assets”). Notwithstanding anything herein to the contrary, the Sellers and Subsidiaries are not selling, transferring, conveying, assigning or delivering to Buyer the assets described on Exhibit 1.1 as “Excluded Assets” (collectively, the “Excluded Assets”).

Section 1.2 Cash Purchase Price and Method of Payment. In consideration of the transfer of the Purchased Assets to Buyer and the other undertakings set forth in this Agreement, at the Closing Buyer will pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an aggregate amount of $18,000,000 (the “Cash Purchase Price”), less an amount sufficient to pay the Funded Indebtedness in accordance with Section 1.7(c), subject to adjustment as provided in Section 1.3 below. In addition, Buyer will pay to Sellers $4,495,000 (subject to adjustment as provided in Section 1.5 below) payable over two years, all in accordance with the provisions of Section 1.5 below (the “Earn Out” or “Earnout”). The Earn Out and the Cash Purchase Price, together will be referenced to herein as the “Purchase Price.”

Section 1.3 Purchase Price Adjustment. The Cash Purchase Price will be increased or decreased on a dollar-for-dollar basis to the extent that Sellers’ Net Working Capital on the Final Closing Balance Sheet (the “Closing Net Working Capital”) is greater than $325,000 (the “Maximum Net Working Capital”) or less than $75,000 (the “Minimum Net Working Capital”), respectively. Sellers and Buyer acknowledge and agree that the calculation of Closing Net Working Capital should be performed in a similar manner as the calculation of Net Working Capital as of September 30, 2007 included in Exhibit 1.3. The difference that results from the Closing Net Working Capital minus the Maximum Net Working Capital will be paid by Buyer to Sellers if such difference is a positive amount. The difference that results from the Closing Net Working Capital minus the Minimum Net Working Capital will be paid by Sellers to Buyer if such difference is a negative amount. Payment shall be made within two business days by wire transfer to an account designated by the applicable Party following the date that the Closing Balance Sheet becomes final, conclusive and binding on the Parties under Section 1.4.

Section 1.4 Preparation of Closing Balance Sheet; Disputes.

(a) Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to eGIX a balance sheet of Sellers (with respect to the Purchased Assets and Assumed Liabilities) as of the Closing Date (the “Closing Balance Sheet”), which will be prepared in accordance with GAAP. eGIX will have the opportunity to review the Closing Balance Sheet for thirty (30) days after the Closing Balance Sheet is delivered by Buyer (the “Review Period”). During the Review Period, Buyer will provide to eGIX and its representatives reasonable access to all information, including accountant work papers, to enable eGIX to review the Closing Balance Sheet. The Closing Balance Sheet will be final, conclusive and binding on the Parties unless, prior to the end of the Review Period, eGIX notifies Buyer in writing of Sellers’ objections to the Closing Balance Sheet, specifically identifying the disputed items, the amounts or estimated amounts of the disputed items and the basic facts underlying Sellers’ objections. If eGIX provides a timely notice of objections to the Closing Balance Sheet, the Parties will try in good faith to resolve the objections among themselves within thirty (30) days after the delivery of the objection notice by eGIX.

(b) If the Parties resolve the objections within that time period, they will promptly record their resolution in a writing signed by each of them, and the resolution will be final, conclusive and binding on each of them. If the Parties are unable to resolve the objections within that time period, the Parties will refer any disputed matter to Deloitte & Touche, or if Deloitte & Touche is unwilling or unable to serve as arbitrator (because it has a professional business relationship with one of the Parties or their respective Affiliates or otherwise) and the Parties are unable to agree on another independent accounting firm to resolve the dispute, then Buyer and eGIX will each designate one nationally recognized independent accounting firm with whom the designating Party and its Affiliates has no current professional relationship, and the accounting firm that will resolve the dispute will be chosen by lot. Buyer and Sellers, will each pay one-half of the fees and expenses of such accounting firm incurred in resolving their dispute. The accounting firm will act as a neutral arbitrator, and to the extent GAAP leaves room for discretion, will exercise that discretion independently, but within the range of the differences between the Parties. The Parties will be afforded an opportunity to present to the accounting firm their positions and such materials as they deem appropriate or as the accounting firm may request. The accounting firm will be instructed to resolve the disputed matters within sixty (60) days following its engagement, or as soon thereafter as is practicable, and their written resolution will be final, conclusive and binding on the Parties.

(c) The Closing Balance Sheet, in the form that is final, conclusive and binding on the Parties hereunder, is referred to in this Agreement as the “Final Closing Balance Sheet.”

Section 1.5 Earn Out. For purposes of this Section 1.5, the terms listed below have the following meanings. Other capitalized but underlined terms not listed below are defined elsewhere in this Agreement.

(a) Definitions:

“Business Revenue” All sales generated by the continued operation of the Business, including, without limitation, revenue arising from (i) the operation of the Purchased Assets, and/or (ii) the sales efforts of any sales personnel operating under the supervision of Senior Management. Business Revenue includes sales to both the direct and the indirect sales channels. Notwithstanding the foregoing, Business Revenue shall include seventeen and one-half percent (17.5%) of (x) revenue attributable to sales to National Accounts (defined below) and (y) revenue generated through, or as a result of, new sales channels or new sales representatives and/or resources added by Buyer (and, accordingly, 82.5% of all revenue described in clauses (x) and (y) shall be excluded from any calculation of Business Revenue). Further, Business Revenue shall not include (1) any sales to customers that do not utilize the eGIX network or platform (except that sales from IT consulting services provided to customers that do not utilize the eGIX network or platform shall be included in Business Revenue unless otherwise excluded in this paragraph), (2) any sales to wholesale customers other than sales to entities that are eGIX customers at the Closing, (3) any sales to non-wholesale customers generated in any territory not identified on Exhibit 1.5(a)(l), or (4) any sales resulting from the acquisition of assets, operations or business of a third party

“National Accounts” Those customer accounts of Buyer listed on Exhibit 1.5(a)(2).

“Senior Management” Steven L. Johns, James Kinnett and Andrew G. Gorogiani or their successors.

“First Period” The twelve (12) consecutive months commencing on the first day of the first fiscal quarter to begin after the Closing Date but not less than thirty (30) days after the Closing Date.

“Second Period” The twelve (12) consecutive months immediately following the last day of the First Period.

“First Period Hurdle” $17,000,000 (85% of $20,000,000).

“Second Period Hurdle” $20,700,000 (90% of $23,000,000).

“First Period Target” $20,000,000.

“Second Period Target” $23,000,000

“First Period Payment Goal” $2,000,000.

“Second Period Payment Goal” $2,495,000.

“First Period Maximum Payment Amount” $2,300,000 (115% of the First Period Payment Goal.)

“Second Period Maximum Payment Amount” $2,869,250 (115% of the Second Period Payment Goal.)

“Earnout Payment Percentage” The percent which is the quotient of dividing the Business Revenue in either the First or Second Period by that Period’s Target Amount.

“Target Earnout Consideration” $4,495,000.

(b) Calculation.

(i) In the event Business Revenue during the First Period is equal to or greater than the First Period Hurdle, Buyer shall pay to Sellers an amount equal to the product of the Earnout Payment Percentage times the First Period Payment Goal, up to an amount equal to the First Period Maximum Payment Amount.

(ii) The same manner of calculation applies to the Second Period.

For purposes of illustration:

If Business Revenue in the First Period is $19,000,000, the Earnout Payment Percentage is 95%, which is multiplied by the First Period Payment Goal, which is $2,000,000, yielding a payment of $1,900,000.

If Business Revenue in the First Period is $21,000,000 the Earnout Payment Percentage is 105%, which is multiplied by the First Period Payment Goal, which is $2,000,000, yielding a payment of $2,100,000.

In the event the First Period Hurdle is not achieved, and the Second Period Target is exceeded, Sellers may, at their option, elect to carry back to the First Period all or some portion of any excess over the Second Period Target and add such excess amount to the calculation of the First Period Business Revenue (the amount carried back and added to the First Period Business Revenue is referred to as the “Carry-Back Revenue”), as though the Carry-Back Revenue were earned during the First Period, and Buyer’s Earnout payment for the First Period shall be recalculated as provided in this Section 1.5(b); provided, however, that the Carry-Back Revenue shall then be excluded from the calculation of the Second Period Business Revenue, as though the Carry-Back Revenue were not earned in the Second Period.

(c) Payment. Each Earnout payment under this Section 1.5 shall be paid within 60 days after the end of each of the First and Second Periods, respectively (any First Period Payment that would be due as a result of Carry- Back Revenue will be made within sixty (60) days of the end of the Second Period); provided, however, that if the remaining balance of the Escrow Fund is distributed to the Sellers’ Liquidating Trust prior to April 30, 2009 pursuant to Section 4.8(c)(i) hereof, Buyer may withhold from the First Period Earn Out payment $250,000 plus an amount sufficient to satisfy any then-pending Indemnification Claim(s) previously asserted by Buyer, provided further, that all such withheld amounts shall be paid by Buyer to the Sellers’ Liquidating Trust not later than April 30, 2009, except for such amounts (if any) as shall be necessary to satisfy any Indemnification Claim(s) asserted by Buyer on or before April 30, 2009. Each Earnout payment shall be accompanied by a statement detailing Buyer’s calculation of Business Revenue and the resulting Earnout payment. In the event eGIX notifies Buyer within 30 days of its receipt of any such payment that it objects to Buyer’s calculation made pursuant to this Section 1.5, Buyer and eGIX shall negotiate in good faith for a period not to exceed 30 days to resolve any such dispute. If Buyer and eGIX are unable to reach an agreement within such time, they shall follow the procedures set forth in Section 1.4(b) respecting the submission of the dispute to, and final and binding resolution by, an independent accounting firm.

(d) Change of Circumstances. Buyer acknowledges that the possibility of Sellers receiving the Earnout payments described above comprises a material inducement for Sellers to enter into and perform this Agreement. Accordingly Buyer agrees it shall:

(i) Except for Buyer’s planned operational changes described on Exhibit 1.5(d)(i)(l), conduct the Business in substantially the same manner as previously conducted by Sellers (the “Previous Operations”)

and in accordance with Sellers’ operating plan attached as Exhibit 1.5(d)(i)(2) (the “eGIX Operating Plan”).

(ii) Make capital expenditures and provide working capital necessary for the operation of the Business, in amounts consistent with the eGIX Operating Plan, subject to possible adjustments in the accounting treatment of certain expense items to conform to Buyer’s standard accounting practices.

(iii) Offer employment to Steven L. Johns (“Johns”) throughout the Earnout Period on the terms and subject to the conditions set forth in Johns’ Employment Agreement unless Johns’ employment thereunder is terminated prior to the expiration of the Earnout Period for “cause” (as defined in Johns’ Employment Agreement) or due to a “terminating disability” (as defined in Johns’ Employment Agreement) or due to the death or resignation of Johns.

(iv) Calculate Business Revenue in a manner which is consistent with Sellers’ Previous Operations.

(v) After the liquidation of Sellers, pay any amounts due to Sellers to the Sellers’ Liquidating Trust.

(vi) Buyer shall have the right to offset any amounts due to Sellers under Section 1.5 herein for any claim made by Buyer pursuant to Article 7.

In the event Buyer does not comply in any material respect with the terms of this Section 1.5(d), and Buyer fails to cure any such non-compliance within 60 days after receiving written notice from eGIX specifying such noncompliance, the Target Earnout Consideration shall immediately be paid to Sellers, less the amount of any Earnout payments previously made by Buyer to Sellers.

Section 1.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204-3535, at 10:00 a.m., local time, on the last day of the calendar month in which all of the conditions precedent set forth in Article 5 of this Agreement have been fulfilled or waived, or at such other date or time as may mutually be agreed by the Parties.

Section 1.7 Deliveries at Closing.

(a) At the Closing, Sellers and Subsidiaries will execute and/or deliver to Buyer (i) the Bill of Sale, general assignment and assumption agreement in the form attached as Exhibit 1.7(a) (the “Bill of Sale”); and (ii) the various other agreements, certificates, instruments and documents referred to in Section 5.1.

(b) At the Closing, Buyer will execute and/or deliver to Sellers and Subsidiaries (i) the Purchase Price (less an amount sufficient to pay all Funded Indebtedness in full accordance with Section 1.7(c)); (ii) the Bill of Sale; and (iii) the various other agreements, certificates, instruments and documents referred to in Section 5.2.

(c) At or prior to the Closing (i) Sellers will provide Buyer with customary pay-off letters from all holders of Funded Indebtedness and make arrangements for such holders to provide to Buyer appropriate releases of Encumbrances prior to the Closing, and (ii) Buyer will deliver to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness in full. “Funded Indebtedness” shall have the meaning as stated in Schedule 2.3(c)

(d) The Parties each agree, upon the reasonable request of the other, to take all such further actions and to execute and deliver all such further documents on or after the Closing Date as may be necessary or appropriate to confirm or effectuate the transactions contemplated by this Agreement.

Section 1.8 Assumed Liabilities. At the Closing Buyer shall assume and agrees to timely discharge and perform the liabilities and obligations of Sellers and Subsidiaries described on Exhibit 1.8 as “Assumed Liabilities” (collectively, the “Assumed Liabilities”). Buyer does not assume or agree to discharge or perform the liabilities and obligations of Sellers or Subsidiaries described on Exhibit 1.8 as “Excluded Liabilities” (collectively, the “Excluded Liabilities”).

Section 1.9 Purchase Price Allocation. Sellers and Buyer shall use good faith efforts to establish, within thirty (30) days after the date hereof, a mutually agreeable preliminary allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets, which preliminary allocation shall include the tax and accounting principles, and proposed treatment of asset and liability categories, upon which the final allocation shall be based (the “Preliminary Purchase Price Allocation”). Within forty-five (45) days after the Closing, Sellers and Buyer shall agree to a final allocation of the Purchase Price and Assumed Liabilities, which shall be consistent with the Preliminary Purchase Price Allocation (the “Final Purchase Price Allocation”). Sellers and Buyer shall prepare and complete all of their respective Returns (including IRS Form 8594) on a basis consistent with the Final Purchase Price Allocation and shall not take a position before any Governmental Body that is in any way inconsistent with the Final Purchase Price Allocation.

Section 1.10 Nonassignable Contracts and Approvals. To the extent that any Applicable Contract or Governmental Authorization is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party, or if such assignment, transfer, sublease or sublicense (the “Assignment”) would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute any Assignment thereof or any attempted Assignment thereof, unless and until such consent or waiver of such issuer or other party or parties has been duly obtained or such Assignment has otherwise become lawful. To the extent that any such consent or waiver does not constitute a condition to the Closing as provided in Section 5.1 hereof, or if such consent or wavier does constitute a condition to the Closing but has been waived by Buyer, and such consent or waiver is not obtained by the Sellers before the Closing, then after the Closing and until the impracticalities of Assignment are resolved, (i) the Sellers shall cause commercially reasonable efforts to provide or cause to be provided to Buyer the benefits of any such Applicable Contract or Governmental Authorization, and (ii) Buyer shall use commercially reasonable efforts to perform the obligations of the Sellers arising under such Applicable Contract or Governmental Authorization.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers and Shareholders, jointly and severally, represent and warrant to Buyer as follows:

Section 2.1 Organization and Good Standing. Each Seller and each Subsidiary is a corporation or limited liability company duly organized and validly existing under the laws of the state of its incorporation or organization, with all requisite corporate or limited liability company power and authority to conduct the Business as is now being conducted and to own or use the properties and assets that it purports to own or use. Each Seller and each Subsidiary is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents have been made available to Buyer.

Section 2.2 Capitalization; Ownership.

(a) The authorized capital stock, as well as the issued and outstanding stock, of each Seller is as set forth in Schedule 2.2(a) There are no other authorized classes or series of capital stock or other equity securities of either Seller than as included in Schedule 2.2(a). All of the Shares were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. No former or current shareholder of either of the Sellers or any other Person has contested, is contesting or has a valid basis for contesting the ownership of any of the Shares. Except as set forth Schedule 2.2(a) there are no warrants, options, calls, puts, rights of first refusal or first offer, registration rights, convertible Securities or other Securities or Contracts obligating either of the Sellers to issue or sell any shares of capital stock or otherwise restricting the sell or transfer of any of the Shares. Shareholders collectively own, beneficially and of record, all of the Shares free and clear of all Encumbrances.

(b) The authorized capital stock, as well as the issued and outstanding stock, of each Subsidiary is as set forth below:

Name of Subsidiary	Share Description	Authorized Shares	Outstanding Shares
@Link Networks, Inc.	Common	1,000	1,000

eGIX Network Services of Virginia, Inc.	Common	100,000	100,000

DSL Indiana Acquisitions, LLC	Membership Interests	1,000	1,000

There are no other authorized classes or series of capital stock or other equity securities of any Subsidiary. Except as set forth above, neither Seller nor any Subsidiary owns or has any right to acquire any equity interest in any other Person. All of the shares of common stock or other equity securities of the Subsidiaries were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder or member. No former or current shareholder or member of any Subsidiary or any other Person has contested, is contesting or has a valid basis for contesting the ownership of any of the shares of capital stock or membership interests of any Subsidiary. There are no warrants, options, calls, puts, rights of first refusal or first offer, registration rights, convertible Securities or other Securities or Contracts obligating any of the Subsidiaries to issue or sell any shares of capital stock or membership interests or otherwise restricting the sell or transfer of any shares of capital stock or membership interests of any Subsidiary. eGIX owns, beneficially and of record, all of the outstanding capital units of DSL Indiana Acquisitions, LLC free and clear of all Encumbrances and ENS owns, beneficially and of record, all of the outstanding capital stock of eGIX Network Services of Virginia, Inc. and @Link Networks, Inc. free and clear of all Encumbrances.

Section 2.3 Financial Statements.

(a) Copies of the audited financial statements for the Sellers and the Subsidiaries at and for the fiscal years ended December 31, 2004, 2005 and 2006, together with the notes thereto and the report thereon of Ent & Imler, independent certified public accountants, are attached to Schedule 2.3(a) (the “Financial Statements”). Also attached to Schedule 2.3(a) are copies of the interim consolidated balance sheet and interim consolidated statements of income and cash flows of the Sellers and the Subsidiaries at and for the 9-month period ended September 30, 2007, each prepared internally by the Sellers (the “Interim Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of the Sellers and the Subsidiaries, on a consolidated basis, at the dates indicated and the Sellers’ and the Subsidiaries’ consolidated results of operations for the periods then ended, all in accordance with GAAP (except as may be otherwise stated in the Financial Statements including the notes thereto). The Interim Financial Statements present fairly in all material respects the financial condition of the Sellers and the Subsidiaries, on a consolidated basis, at and for the 9-month period ended September 30, 2007, all in accordance with GAAP and consistent with the Sellers’ standard accounting practices with respect to interim financial statements, which practices conform in all material respects to the practices used to prepare the Financial Statements (except as set forth in Schedule 2.3(a) and except for normal year-end adjustments and the absence of notes).

(b) Not less than five (5) calendar days prior to the Closing Date, Sellers will provide to Buyer an interim consolidated balance sheet and interim consolidated statements of income and cash flows of the Sellers and the Subsidiaries at and for the period ended the most recent month-end prior to the Closing Date for purposes of establishing eGIX’s EBITDA for the trailing 12-months then ended. Such interim financial statements will fairly present in all material respects the financial condition of Sellers and the Subsidiaries, on a consolidated basis at and for the period ended at such month-end, all in accordance with Sellers’ standard financial practices with respect to interim financial statements, which practices will conform in all material respects to the practices used to prepare the Financial Statements and the Interim Financial Statements (except as set forth on Schedule 2.3(a) and except for normal year-end adjustments and the absence of footnotes.)

(c) Schedule 2.3(c) sets forth the outstanding balance of all Funded Indebtedness of the Sellers and the Subsidiaries, which includes all capital leases, and identifies the holders of such Funded Indebtedness.

Section 2.4 Books and Records. All books of account, minute books, stock record books and other records of each Seller and each Subsidiary have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. As of the Closing Date, all of these books and records will be in the possession of a Seller or a Subsidiary, as applicable.

Section 2.5 No Undisclosed Liabilities. Neither Seller nor any Subsidiary has any liability or obligation (whether known or unknown and whether absolute, accrued, contingent or otherwise) of a nature required under GAAP to be recorded on financial statements, except for liabilities or obligations (a) reflected on, accrued for, reserved against or otherwise provided for in the Financial Statements or the Interim Financial Statements, (b) relating to transactions disclosed in or contemplated by this Agreement (including the Disclosure Schedule) or (c) incurred in the Ordinary Course of Business since the date of the Interim Financial Statements that individually and in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect.

Section 2.6 Taxes. Except as set forth on Schedule 2.6, all Returns required to be filed by either Seller or any Subsidiary for any period ending on or before the date of this Agreement have been filed within the times and in the manner prescribed by applicable Legal Requirements. Each such Return is complete and accurate in all material respects and properly reflects all Taxes required to be reflected as due and owing thereon. Neither Seller nor any Subsidiary has requested an extension to file any Return that has not been filed prior to the date hereof. Each Seller and each Subsidiary have paid, or caused to be paid, all Taxes reflected on such Returns as due and owing by them. To Sellers’ Knowledge there are no audits of or other Proceedings pending with respect to any Returns, and no jurisdiction in which either Seller or any Subsidiary does not file a Return has made a claim that a Return be filed in its jurisdiction. Neither Seller nor any Subsidiary is a party to any Tax-sharing agreement or similar arrangement that will survive the Closing. Sellers have made available to Buyer copies of (a) all Returns regarding all open years and any amendments thereto, (b) all audit or examination reports or written proposed adjustments received from any Governmental Body during the last three years relating to any Return and (c) any closing agreements, extensions or statute of limitation waivers entered into by either Seller or any Subsidiary during the last three years with any Governmental Body regarding Taxes. All monies required to be collected, withheld and/or remitted by each Seller and the Subsidiaries for any Taxes have been collected, withheld and/or remitted in accordance with applicable law.

Section 2.7 No Material Adverse Effect; Absence of Restricted Events. Since the date of the Interim Financial Statements, except as set forth on Schedule 2.7 or as is contemplated by this Agreement: (a) the Sellers and the Subsidiaries have conducted their operations and affairs only in the Ordinary Course of Business; (b) no event has occurred that has had or is reasonably expected to have a Material Adverse Effect; and (c) no Restricted Event has occurred.

Section 2.8 Employees; Labor Relations.

(a) Schedule 2.8 sets forth the following information for each employee of each Seller and each Subsidiary: name; hire date; job title; current compensation paid or payable; FLSA exempt or nonexempt status; vacation or other paid time off accrued; state in which employed and (if different) state of residence; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

(b) Except as set forth on Schedule 2.8, neither Seller nor any Subsidiary is a party to any collective bargaining or other similar labor Contract and to Sellers’ Knowledge there is no pending application for certification of a collective bargaining agent.

(c) Except as set forth on Schedule 2.8, the Sellers and the Subsidiaries have complied with all Legal Requirements relating to employment, termination of employment, leaves of absence, equal employment opportunity, nondiscrimination, accommodation of disabilities, affirmative action, immigration, child labor, wages, hours, benefits, collective bargaining, the payment of social security, unemployment and similar Taxes, other payroll Taxes, occupational safety and health, workers’ compensation and plant closing or layoffs, except for failures to comply with such Legal Requirements that would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 2.8, neither Seller nor any Subsidiary is a party to any written or, to Sellers’ Knowledge, oral Contract with any present or former director, officer, employee or consultant with respect to length, duration, terms or conditions of employment or independent contractor status that is not terminable by a Seller or a Subsidiary, as applicable, on thirty days’ or less notice without liability resulting from such termination.

Section 2.9 Employee Benefit Plans.

(a) Identification. Schedule 2.9(a) contains a complete and accurate list of all Employee Benefit Plans. Sellers have provided to Buyer copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports and all schedules thereto, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, Sellers have provided to Buyer a written description of all existing practices engaged in by any of the Sellers or the Subsidiaries that constitute Employee Benefit Plans. Subject to the requirements of the Code and ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Sellers or the Subsidiaries with no penalty, acceleration of vesting (other than as required by Section 411(d)(3) of the Code in connection with a termination or partial termination of any plan intended to qualify under Section 401 (a) of the Code) or required payment. No unwritten amendment exists with respect to any Employee Benefit Plan.

(b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with its terms and with all applicable Legal Requirements. The Sellers and the Subsidiaries have made all necessary filings, reports and disclosures with respect to all applicable Employee Benefit Plans.

(c) Examinations. None of the Sellers nor the Subsidiaries have received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any Government Body and no such audit, investigation, action or proceeding is threatened.

(d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA) have occurred with respect to any Employee Benefit Plan, and none of the Sellers, the Subsidiaries or the Sellers have engaged in any prohibited transaction.

(e) Claims and Litigation. No pending or threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than routine benefit claims filed by participants or beneficiaries. No assets of Sellers nor any member of a controlled group of businesses (within the meaning of Section 412(n)(6)(B) of the Code) in which any of the Sellers is a member (a “Controlled Group”) are subject to a lien with respect to any Employee Benefit Plan under applicable provisions of the Code and ERISA.

(f) Qualification. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is and, since its inception, has been so qualified and a determination letter, opinion notification, or advisory letter has been issued by the IRS to the effect that each such Employee Benefit Plan is so qualified and that each trust forming a part of any such Employee Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect such qualification or exemption. No Employee Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code.

(g) Funding Status. All payments required by any Employee Benefit Plan or by any agreement or by law (including, without limitation, all contributions, insurance premiums and inter-company charges) with respect to all periods through the Closing Date shall have been made prior to the Closing Date (on a pro-rata basis where such payments are otherwise discretionary at year end). None of the Sellers nor the Subsidiaries have any unfunded or underfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 402(a) of the Code, except as otherwise reflected in the Financial Statements.

(h) Excise Taxes. None of the Sellers nor any member of a Controlled Group with any of the Sellers has any liability, direct or indirect, to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

(i) Multi-Employer Retirement Plans. None of the Sellers nor any member of a Controlled Group with any of the Sellers is or ever has been obligated to contribute to a Multi-Employer Retirement Plan and during the last six years has not incurred any withdrawal liability.

(j) PBGC. None of the Employee Benefit Plans is subject to the requirements of Section 302 or Title IV of ERISA or Section 412 of the Code.

(k) Retirees. Except as set forth in Schedule 2.9(k) none of the Sellers nor any of the Subsidiaries have any obligation or commitment to provide medical, dental, life or other welfare insurance benefits to or on behalf of any of its employees who may retire or terminate employment or any of its former employees who have retired or terminated employment except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and Sections 601 through 608 of ERISA. No event, circumstance or condition exists that would prevent or hinder the Sellers or any of the Subsidiaries from unilaterally amending or terminating the Employee Benefit Plans without penalty or liability.

(1) No Commitments. There is no plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan, or to modify or to terminate any Employee Benefit Plan (except to the extent required by law or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to any employee of the Sellers or the Subsidiaries.

(m) No Acceleration and No Excess Parachute Payment. Except as required in connection with qualified plan amendments required by tax law changes, the vesting of accrued benefits under any Employee Benefit Plan intended to qualify under Section 401 (a) of the Code as a result of termination of that plan or as disclosed on Schedule 2.9(m), the consummation of the transactions contemplated by this Agreement will not: (1) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of the Sellers or the Subsidiaries; or (2) result in the triggering or imposition of any restrictions or limitations on the right of the Sellers and the Subsidiaries or the Buyer to amend or terminate any Employee Benefit Plan. No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Sellers or the Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transactions contemplated by this Agreement will be an “excess parachute payment” (as such term is defined in section 280G(b)(l) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from the Sellers or the Subsidiaries in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

(n) COBRA. With respect to each Employee Benefit Plan that provides healthcare coverage, the Sellers and the Subsidiaries have complied with: (a) the applicable healthcare continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations; and (b) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder. None of the Sellers nor the Subsidiaries have incurred any liability under Sections 4980B or 4980C of the Code.

(o) 409A Compliance. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(l) of the Code) complies with and has been operated and administered in good faith compliance with the applicable requirements of Section 409A of the Code, including any regulations promulgated in proposed or final form and other guidance issued thereunder (“409A Requirements”) from the period beginning January 1, 2005 through the date hereof (or, if earlier, December 31, 2007), and from and after January 1, 2008, in compliance with the final regulations issued thereunder. To the extent amounts were deferred and vested (as defined under Section 409A) under any such plan prior to January 1, 2005, the plan under which the deferral is made either: (a) has not been materially modified since October 2, 2004; or (b) has been operated in compliance with the 409A Requirements and will be amended consistent with the 409A Requirement on or before the Closing (or, if earlier, December 31, 2007).

Section 2.10 Leased Real Property and Co-Location Facilities.

(a) Schedule 2.10 lists all leases of real property by either Seller or any Subsidiary including (i) corporate offices in Carmel, Indiana, (ii) caged equipment site in Indianapolis, Indiana, (iii) offices in Bloomington, Indiana, (iv) equipment sites located in Champaign, Illinois, (v) various central office co-location facilities and (vi) various warehouse and equipment sites (individually a

“Real Property Lease” and collectively the “Real Property Leases,” and with respect to the underlying real property the “Leased Real Property”). Sellers have made available to Buyer a copy of each Real Property Lease. Neither Seller nor any Subsidiary owns any real property.

(b) The Sellers and Subsidiaries’ use and enjoyment of the premises and operation of the Business under the Real Property Leases conform in all material reports to applicable zoning codes, ordinances, regulations and laws. To Sellers’ Knowledge, the premises under the Real Property Leases are not encumbered by any outstanding building orders and do not violate any subdivision, safety, health, accessibility, or other codes, ordinances, rules and regulations of city, county, state and/or federal authorities. To Sellers’ Knowledge, there does not exist any condition or circumstance that would have a Material Adverse Effect on the continued use and enjoyment of the premises and operation of the Business by Buyer after the Closing in the manner currently used and operated by the Seller and the Subsidiaries.

Section 2.11 Personal Property. Schedule 2.11 includes a list of all tangible personal property (other than inventory) owned by either Seller or any Subsidiary that has a current book value in excess of $10,000 (the “Owned Personal Property”), all of which is owned free and clear of all Encumbrances except as set forth on Schedule 2.11. Except as set forth on Schedule 2.11, all Owned Personal Property will be in the possession of a Seller or a Subsidiary on the Closing Date. Schedule 2.11 sets forth a list of personal property leased by or to either Seller or any Subsidiary with aggregate lease payments during the remaining term of the lease in excess of $10,000 (each a “Personal Property Lease”). Sellers have made available to Buyer a copy of each Personal Property Lease.

Section 2.12 Condition of Tangible Purchased Assets. Except as set forth in Sections 2.10 and 2.11, all of the tangible Purchased Assets will be transferred to Buyer on an “AS IS, WHERE IS” basis. SELLERS MAKE NO, AND EXPRESSLY DISCLAIM ANY, WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TANGIBLE PURCHASED ASSETS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 2.13 Disputes; Litigation.

(a) Except as set forth on Schedule 2.13, there is no Proceeding or Order pending or, to Sellers’ Knowledge threatened, against either Seller or any Subsidiary or any of their respective assets or properties that would reasonably be expected to have a Material Adverse Effect or prevent or delay the timely consummation of the transactions contemplated by this Agreement.

(b) Schedule 2.13 includes detail of unresolved and actively disputed charges assessed against Seller by telecommunications services vendors for the specific listed telecommunications services (“Disputes”). Sellers are responsible to pursue the resolution of Disputes prior to Closing, provided that Sellers shall not agree to any resolution that imposes any liability or obligation on Buyer after the Closing without Buyer’s prior written approval, which approval may be granted or withheld in Buyer’s sole discretion.

Section 2.14 Authorization and Enforceability; No Conflicts with Other Instruments or Proceedings

(a) Sellers have full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon each Seller and is enforceable against each Seller in accordance with its terms. Schedule 2.14(a) is a copy of the resolutions of the Board of Directors and shareholders of each of Sellers authorizing this Agreement.

(b) Except as set forth on Schedule 2.14(b), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) contravene the Organizational Documents; (ii) result in a breach of, or constitute a default under, or result in the early termination of any Material Contract, except for any such breach or default that would not reasonably be expected to have a Material Adverse Effect; (iii) violate any Legal Requirement or Order applicable to any Seller, either Seller or any Subsidiary; or (iv) result in any Encumbrance being created or imposed upon any of the property or assets owned, leased or used by either Seller or any Subsidiary that are material to the Business.

Section 2.15 Material Contracts. Schedule 2.15 lists each Material Contract to which either Seller or any Subsidiary is a party. Each Material Contract is in full force and effect and is valid and enforceable against each of the parties thereto in accordance with its terms (regardless of whether Sellers’ copy of any such Material Contract made available to Buyer is missing one or more signatures of the parties thereto). Each Seller and each Subsidiary, as applicable, and to Sellers’ Knowledge each other party to each Material Contract, is in compliance with the terms of such Material Contract, except for any noncompliance that has not had and would not reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, no event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any Material Contract and no party to any Material Contract has threatened not to fulfill its obligations thereunder through the scheduled term of such Material Contracts. Copies of each Material Contract have been made available to Buyer.

Section 2.16 Intellectual Property. Schedule 2.16 sets forth all patents, trademarks, trade names, service marks, service names, domain names, copyrights and applications therefor (collectively “Intellectual Property Assets”) that are presently owned, licensed or used by either Seller or any Subsidiary in the Business. Schedule 2.16 sets forth all licenses and agreements pertaining to Intellectual Property Assets that are presently licensed from any third party as well as all licenses and agreements pertaining to Intellectual Property Assets that are presently licensed to any third party. To Seller’s Knowledge, there is no infringement of or unlawful use by any Person of any of the Intellectual Property Assets of either Seller or any Subsidiary. To Sellers’ Knowledge, (i) neither Seller nor any Subsidiary has infringed or unlawfully used any Intellectual Property Assets of any other Person, and, (ii) the Business, as presently conducted, does not infringe or unlawfully use any Intellectual Property Assets of any other Person. None of the Intellectual Property Assets of either Seller or any Subsidiary is subject to any pending or, to Sellers’ Knowledge, threatened Proceeding or to any outstanding Order restricting the use of such Intellectual Property Assets by either Seller or any Subsidiary.

Section 2.17 Insurance. Sellers have made available to Buyer a list of all material policies of liability, errors and omissions, crime, fidelity, life, fire, product liability, workers’ compensation, health, director and officer liability and other forms of insurance owned, maintained by or covering each Seller and each Subsidiary. The present insurance coverage of the Sellers and the Subsidiaries will remain in effect through the Closing Date.

Section 2.18 Certain Relationships. Except as disclosed in Schedule 2.18, no Seller nor any Affiliate of any Seller (other than a Seller or a Subsidiary) is a party to any Material Contract.

Section 2.19 Environmental Matters. Except as set forth on Schedule 2.19 or in any environmental reports or surveys obtained or to be obtained by Buyer:

(a) The Sellers and the Subsidiaries are in compliance with all applicable Environmental Legal Requirements, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor any Subsidiary is subject to any existing, pending or threatened Environmental Liability that has had or would reasonably be expected to have a Material Adverse Effect.

(c) None of the Leased Real Property is listed on any list of contaminated sites maintained under any applicable Environmental Legal Requirement. None of the Leased Real Property is subject to any enforcement action under any Environmental Legal Requirement. The Leased Real Property is free from the presence of any Hazardous Substance in, on or under the air, soil, groundwater or surface water, in a quantity or concentration in violation of applicable Environmental Legal Requirements, except for any such violation that has not had and would not reasonably be expected to have a Material Adverse Effect. No underground storage tanks, receptacles or other similar containers or depositories are present on the Leased Real Property. Neither Seller nor any Subsidiary has disposed of any Hazardous Substance on the Leased Real Property in violation of applicable Environmental Legal Requirements, except for any such violation that has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 2.20 Governmental Authorizations and Regulatory Approval.

(a) All Governmental Authorizations necessary for each Seller and each Subsidiary to carry on the Business as presently conducted are identified on Schedule 2.20 and are in full force and effect, except where the failure to obtain such permits, licenses or approvals or the failure of such permits, licenses or approvals to be in full force and effect has not and would not reasonably be expected to have a Material Adverse Effect. All fees and charges incident to the Governmental Authorizations disclosed on Schedule 2.20 have been paid, except where the failure to pay has not and would not reasonably be expected to have a Material Adverse Effect, and are current and to Sellers’ Knowledge no suspension or cancellation of any Governmental Authorization has been threatened or would be reasonably expected to result by reason of the transactions contemplated by this Agreement. Each Seller and each Subsidiary are presently, and during all applicable limitations periods have been, in compliance with all Legal Requirements, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Sellers and the Subsidiaries are telecommunications carriers as defined by the Federal Telecommunications Act of 1996, P.L. No. 104-104, 110 Stat. 56 (1996) and are subject to regulation as a “telecommunications carrier”, “telephone company” or “public utility” by state agencies, including the Indiana Utility Regulatory Commission, the California Public Utilities Commission, the Illinois Commerce Commission, the Maryland Public Service Commission, the New York State Public Utilities Commission, the Virginia State Corporation Commission, and the District of Columbia Public Service Commission. All certificates with all states except Indiana and Illinois will be revoked effective within thirty (30) days after the Closing Date. Certain transactions and related matters contemplated by this Agreement will be submitted to appropriate regulatory agencies, including the Indiana Utility Regulatory Commission and the Illinois Commerce Commission and the Federal Communications Commission, for such orders and approvals as are required by Legal Requirements (“Regulatory Approvals”) within thirty (30) days of the Closing Date.

(c) Except as described in this Section 2.20 or set forth on Schedule 2.20, no consent, approval or authorization of or filing with any Governmental Body is required in connection with Sellers’ execution, delivery or performance of this Agreement or Sellers’ consummation of the transactions contemplated by this Agreement.

(d) Sellers make no representation or warranty with respect to, and will not be responsible for, any failure of either Seller or any Subsidiary to have any required Governmental Authorizations with respect to any period following the Closing, and Buyer will be solely responsible therefor.

Section 2.21 Bank Accounts. Sellers have made available to Buyer a list of the names, account numbers and locations of all banks and other financial institutions at which either Seller or any Subsidiary has any accounts or safe deposit boxes and the names of all persons authorized to draft on, or have access to, such accounts.

Section 2.22 Product and Service Warranties and Liabilities. Sellers have provided to Buyer a copy of each Seller’s and each Subsidiary’s standard written product and service warranties applicable to the products and services sold within the preceding three years. Except as set forth in Schedule 2.22, there is no Proceeding pending or, to Sellers’ Knowledge threatened, against either Seller or any Subsidiary under any such warranty, except for any such Proceedings that arise in the Ordinary Course of Business.

Section 2.23 No Broker’s Fees. No Seller nor anyone acting on a Seller’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer, either Seller or any Subsidiary will be liable. Sellers shall be solely responsible for all amounts due Waller Capital Partners in connection with the transactions contemplated by this Agreement.

Section 2.24 No Other Representations or Warranties. Sellers have not made nor will be deemed to have made any representation or warranty other than as expressly set forth in this Article 2. Without limiting the generality of the foregoing, Sellers specifically make no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations or (b) except as expressly covered by a representation and warranty contained in this Article 2, any other information or documents (financial or otherwise) made available to Buyer or its Representatives before or after the date of this Agreement including that certain Confidential Information Memorandum dated as of May 2007 prepared by Waller Capital Partners and delivered to Buyer or its Representatives by Sellers or their Representatives or any similar information memoranda.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 3.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 3.2 Authorization and Enforceability. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) contravene the organizational documents of Buyer, or (ii) violate any Legal Requirement or Order applicable to Buyer.

Section 3.3 Available Funds. Buyer has readily available to it committed funds sufficient to allow it to consummate the transactions contemplated by this Agreement on a timely basis.

Section 3.4 Buyer’s Investigation and Knowledge. Buyer acknowledges that it has had access to the books, records and business operations of each Seller and each Subsidiary. Buyer does not have actual knowledge of any fact or circumstance which makes, or which would reasonably be expected to render, inaccurate any of the representations or warranties made by Sellers in this Agreement.

Section 3.5 No Broker’s Fees. Neither Buyer nor anyone acting on Buyer’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller will be liable.

ARTICLE 4 - COVENANTS AND AGREEMENTS

The Parties covenant and agree as follows:

Section 4.1 Conduct Pending the Closing. From the date of this Agreement to the Closing Date:

(a) Sellers will cause the Sellers and the Subsidiaries to conduct their operations only in the Ordinary Course of Business (except as contemplated by or disclosed in this Agreement or the Disclosure Schedule);

(b) Sellers will preserve intact the present business organization, personnel and goodwill of the Sellers and the Subsidiaries; and

(c) Neither Sellers, neither Seller nor any of the Subsidiaries will, without the prior written consent of Buyer, (i) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of either Seller or any Subsidiary by any Person other than Buyer, whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the properties or assets of either Seller or any Subsidiary, any type of recapitalization or otherwise, or (ii) take any action that would constitute a Restricted Event.

Section 4.2 Access by Buyer. From the date of this Agreement to the Closing Date, Sellers will give Buyer and its Representatives full reasonable access, including without limitation for the purpose of testing equipment and systems and conducting any environmental investigation deemed appropriate by Buyer, to the properties, Contracts, books, records and other documents and data of each Seller and their respective Subsidiaries, as well as certain personnel, upon advance notice to Sellers, of the Sellers and the Subsidiaries. Buyer (a) will conduct itself in a manner that does not unreasonably interfere with the normal operations and employee relationships of the Sellers and the Subsidiaries, provided that Buyer shall be given sufficient access, including during normal business hours, to develop and complete proper integration planning to its reasonable satisfaction prior to Closing, and (b) will hold, and will cause its Representatives to hold, any information concerning the Business, the Sellers, or the Subsidiaries in strict confidence in accordance with the confidentiality agreement between the Parties dated May 25, 2007.

Section 4.3 Notice of Breach or Failure of Condition. Each Party will give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of either Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement. Unless the Party receiving such notice has the right to terminate this Agreement pursuant to Section 6.1 by reason of such development and timely exercises that right, any such notice relating to a breach of a representation or warranty set forth in Article 2 or Article 3 will be deemed to cure any breach that otherwise might have existed by reason of that development and, with respect to Article 2, will be deemed to amend and supplement the Disclosure Schedule as if originally disclosed therein.

Section 4.4 Publicity. From the date of this Agreement to the Closing Date, no Party will issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, no Party will be prevented at any time from furnishing any required information to any Governmental Body or from complying with that Party’s Legal Requirements.

Section 4.5 Reasonable Efforts. Each Party will use its reasonable efforts to obtain all Governmental Authorizations and all consents, approvals and authorizations of other Persons necessary for the timely consummation of the transactions contemplated by this Agreement. Each Party will cooperate fully with the other Party in promptly seeking to obtain all such Governmental Authorizations and other consents, approvals and authorizations. Each Party will take all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by this Agreement.

Section 4.6 Shareholders’ Representative.

(a) Shareholders hereby irrevocably make, constitute and appoint Steven L. Johns (in his capacity under this Section 4.6, the “Shareholders’ Representative”) as their true and lawful attorney-in-fact with full power of substitution to do on behalf of Shareholders any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administrating this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (iv) resolving, settling or compromising claims for indemnification asserted against Shareholders pursuant to Article 7; (v) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; and (vi) asserting claims for indemnification under Article 7 and resolving, settling or compromising any such claim.

(b) In the event that Shareholders’ Representative, with the advice of counsel, is of the opinion that he requires further authorization or advice from Shareholders on any matters concerning this Agreement, Shareholders’ Representative is entitled to seek such further authorization from Shareholders prior to acting on their behalf. In such event and on any other matter requiring or permitting Shareholders to vote in this Section 4.6, each Shareholder will have a number of votes equal to the Shares owned by that Shareholder immediately prior to Closing and the authorization of a majority of such Shares will be binding on all Shareholders and will constitute authorization by Shareholders.

(c) Buyer will be fully protected in dealing with Shareholders’ Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and may rely upon the authority of Shareholders’ Representative to act as the agent of Shareholders for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Any payment by Buyer to Shareholders’ Representative under this Agreement or any other Transaction Document will be considered a payment by Buyer to the Shareholders. The appointment of Shareholders’ Representative is coupled with an interest and will be irrevocable by any Shareholder in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement.

(d) Any Shareholders’ Representative may resign from his capacity as a Shareholders’ Representative at any time by written notice delivered to the other Shareholders and to Buyer. If at any time there is no person acting as a Shareholders’ Representative for any reason, Shareholder will promptly designate a new Shareholders’ Representative and promptly notify Buyer in writing of such determination. Following the time that Buyer is notified that there is no Shareholders’ Representative and until such time as a new Shareholders’ Representative is designated as provided herein and Buyer is so notified in writing, Shareholders will collectively act as Shareholders’ Representative, with decisions made in the manner specified in Section 4.6(b).

(e) Mr. Johns, as the initial sole Shareholders’ Representative, acknowledges that he has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as Shareholders’ Representative in strict compliance with and conformance to the provisions of this Agreement and the other Transaction Documents.

(f) Shareholders’ Representative will not be liable to Shareholder for any error of judgment, or any act done or step taken or omitted by him in good faith or for any mistake in fact or Legal Requirement, or for anything that he may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for his own bad faith or willful misconduct. Shareholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or his duties hereunder or thereunder, and except as otherwise set forth in this Agreement or the other Transaction Documents, as a Shareholder, he will incur no liability to Shareholders and will be fully protected with respect to any action taken, omitted or suffered by him in good faith in accordance with the opinion of such counsel.

(g) Any expenses incurred by Shareholders’ Representative in connection with the performance of his duties under this Agreement (including any fees and expenses of legal counsel retained by Shareholders’ Representative) will not be the personal obligations of Shareholders’ Representative but will be payable and will be promptly paid or reimbursed by Shareholders, pro rata in accordance with their respective ownership in the Sellers.

Section 4.7 Steven L. Johns as Sellers’ and Subsidiaries’ Representative.

(a) Sellers and Subsidiaries hereby irrevocably make, constitute and appoint Steven L. Johns (in his capacity under this Section 4.7, the “Sellers’ Representative”) as their true and lawful attorney-in-fact with full power of substitution to do on behalf of Sellers and Subsidiaries any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administrating this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (iv) resolving, settling or compromising claims for indemnification asserted against Sellers or Subsidiaries pursuant to Article 7; (v) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; and (vi) asserting claims for indemnification under Article 7 and resolving, settling or compromising any such claim.

(b) Buyer will be fully protected in dealing with Mr. Johns with respect to this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and may rely upon the authority of Mr. Johns to act as the agent of Sellers and Subsidiaries for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Any payment by Buyer to eGIX or its Liquidating Trust under this Agreement or any other Transaction Document will be considered a payment by Buyer to the Sellers and Subsidiaries. The appointment of Mr. Johns is coupled with an interest and will be irrevocable by Sellers and Subsidiaries in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement.

Section 4.8 Escrow Agreement. Effective as of the Closing, Sellers will fund or cause to be funded out of the Cash Purchase Price a post-closing indemnification escrow in the amount of $500,000 (together with interest and earnings thereon, the “Escrow Fund”) for the benefit of Buyer to be held by Key Bank (“Escrow Agent”) in accordance with the provisions of an escrow agreement in the form attached as Exhibit 4.8 (the “Escrow Agreement”). The Escrow Fund shall be distributed as follows (and Buyer, Sellers and Shareholders agree jointly to instruct the Escrow Agent accordingly):

(a) if after the Closing, Buyer is entitled to receive indemnification in accordance with Article 7 hereof (an “Indemnification Claim”), then Buyer shall be entitled to withdraw the amount of such Indemnification Claim(s) from the Escrow Fund;

(b) on the first anniversary of the Closing, the Escrow Agent shall release to the Sellers’ Liquidating Trust any amounts then held in the Escrow Fund in excess of (x) $250,000 plus (y) an amount sufficient to satisfy any then-pending Indemnification Claim(s) previously asserted by Buyer; and

(c) on the earlier of (i) the date that Buyer and Sellers have determined that the First Period Hurdle has been met, and provided that the resulting Earn Out payment is greater than $250,000 plus an amount sufficient to satisfy any then-pending Indemnification Claim(s) previously asserted by Buyer, and (ii) April 30, 2009 (the expiration date of Sellers’ and Shareholders’ representations and warranties), the Escrow Agent shall distribute to the Sellers’ Liquidating Trust the remaining balance of the Escrow Fund.

Section 4.9 Certain Tax Prorations. Liability of Sellers and Subsidiaries for any real and tangible personal property taxes and assessments, general and special, for the 2007 and 2008 tax years shall be equal to the amount of such property taxes for each year multiplied by a fraction, the numerator of which is the number of days in each year that precede the Closing Date and the denominator of which is 365 days. Liability for the remainder of such taxes and assessments shall be borne by Buyer. All tax pro-rations shall be based on tax rates and assessments for 2007 and 2008 unless such rates and/or assessments are unavailable. If either the tax rates or the tax assessments for 2007 or 2008 are not available, then such pro-ration shall be made based upon the tax rates and assessments for the prior year (or if only the assessed value for 2007 or 2008 is known, then based on the prior year’s tax rates and the current year’s assessed value), and shall be adjusted by a cash payment between Sellers and Buyer after the Closing as soon as such rates and assessments for 2007 and 2008 are available. To the extent such property taxes and assessments have already been paid for the 2007 or 2008 tax years prior to the Closing Date, Buyer shall pay to the Sellers an amount of money equal to Buyer’s pro-rated portion at Closing. To the extent that such taxes and assessments have not been paid prior to the Closing Date, Sellers’ pro-rated portion will be withheld from the Purchase Price paid at Closing. Buyer shall thereafter pay all such taxes and assessments to the taxing authority when due and shall provide to Sellers proof of such payment upon request.

Section 4.10 Accounts Receivable Management. Buyer and Sellers acknowledge that Closing Net Working Capital will include any accounts receivable of Sellers or Subsidiaries that are less than 90 days old as of the Closing Date together with all accounts receivables from customers currently using the Sellers’ services that are aged ninety (90) days or greater (the “Accounts Receivables”). The only accounts receivables that will not be transferred from Sellers to Buyer at Closing will be the receivables that are aged ninety (90) days or greater and due from customers of Sellers that are no longer using the Sellers’ services. Sellers will deliver to Buyer, within thirty (30) days after the Closing, a complete list of all such aged ninety (90) days or greater receivables that have been retained by Sellers. Sellers will retain a third-party unrelated collection agency to collect the accounts receivables that are not delivered by Sellers to Buyer at Closing.

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

Section 5.1 Conditions to Obligation of Buyer. Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) The representations and warranties set forth in Article 2 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(b) Sellers and Shareholders must have performed and complied in all material respects with their respective covenants and obligations under this Agreement;

(c) Sellers and Shareholders must have delivered to Buyer in form reasonably acceptable to Buyer a certificate stating that the conditions specified in Sections 5.1 (a) and (b) have been satisfied;

(d) Sellers shall have executed and delivered the Escrow Agreement;

(e) Each of Steven L. Johns, James H. Kinnett and Andrew G. Gorogiani must have executed and delivered to Buyer his respective employment agreement substantially in the forms attached collectively as Exhibit 5.1(e) (individually, an “Employment Agreement” and collectively, the “Employment Agreements”) which Employment Agreements remain conditioned upon and subject to the approval of Buyer’s Board of Directors;

(f) Each of the Sellers and Shareholders must have executed and delivered a noncompetition agreement substantially in the form attached as Exhibit 5.1(f) (the “Noncompetition Agreement”);

(g) All outstanding options and warrants described on Schedule 2.2(a) shall have been fully exercised or cancelled with no further obligation on the part of Sellers.

(h) Sellers shall have delivered the legal opinion of Hall, Render, Killian, Heath & Lyman, P.C., counsel to Sellers, regarding matters of incorporation, organization, capitalization and authority of Sellers and Subsidiaries, in form and substance reasonably satisfactory to Buyer and its counsel;

(i) There must not be any Proceeding or Order pending or threatened since the date of this Agreement that would prevent the consummation of the transactions contemplated by this Agreement;

(j) Buyer shall have established to its reasonable satisfaction that eGIX has achieved a minimum 12-month trailing EBITDA of $3,000,000 as of the most recent month-end prior to the Closing Date;

(k) Sellers shall have obtained and delivered to Buyer the written consent to the assignment of any Material Contract requiring consent in connection with the assignment of such contract to Buyer hereunder; and

(1) All Governmental Authorizations and Regulatory Approvals that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect.

Section 5.2 Conditions to Obligation of Sellers. Each Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by each Seller at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

(a) The representations and warranties set forth in Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(b) Buyer must have performed and complied with in all material respects its covenants and obligations under this Agreement;

(c) Buyer must have delivered to Sellers in form reasonably acceptable to each Sellers a certificate stating that each of the conditions specified in Sections 5.2(a) and (b) have been satisfied;

(d) Buyer shall have executed and delivered the Escrow Agreement;

(e) Buyer shall have executed and delivered the Employment Agreements, which Employment Agreements remain conditioned upon and subject to the approval of Buyer’s Board of Directors;

(f) Buyer must have delivered documentation satisfactory to Sellers that Buyer has obtained the release of the personal guarantees in Exhibit 5.2(f);

(g) There must not be any Proceeding or Order pending or threatened since the date of this Agreement that would prevent the consummation of the transactions contemplated by this Agreement; and

(h) All Governmental Authorizations that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect.

ARTICLE 6 - TERMINATION

Section 6.1 Termination Events. This Agreement may be terminated by mutual consent of the Parties. In addition, this Agreement may be terminated by notice given before or at the Closing by either Buyer or either Seller if:

(a) the opposing Party materially defaults in the timely performance of any covenant, agreement or obligation contained in this Agreement, or if the other Party materially breaches any of its representations or warranties set forth in this Agreement, and such default or breach is not cured within 30 days following receipt of a written notice identifying the default or breach; or

(b) the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2008 or such later date upon which the Parties may agree.

Section 6.2 Effect of Termination. Each Party’s right of termination under Section 6.1 is in addition to any other rights that the Party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate, except those rights and obligations set forth in Section 4.2 (relating to confidentiality), Section 9.8 and this Section 6.2. If this Agreement is terminated by a Party because of a breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 7 - INDEMNIFICATION

Section 7.1 Indemnification and Reimbursement by Sellers and Shareholders. Sellers and Shareholders will jointly and severally indemnify and hold harmless Buyer from and against all Adverse Consequences arising from or related to (a) any Pre-Closing Taxes, (b) any breach by Sellers or Shareholders of any representation, warranty, covenant, agreement or obligation of Sellers or Shareholders in this Agreement and (c) the successful enforcement of indemnification rights under this Article 7.

Section 7.2 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless each Seller and each Shareholder from and against all Adverse Consequences arising from or related to (a) any breach by Buyer of any representation, warranty, covenant or obligation of Buyer in this Agreement and (b) the successful enforcement of indemnification rights under this Article 7.

Section 7.3 Indemnification Procedures.

(a) Third-Party Claims.

(i) Promptly after receipt by a Party entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of any Proceeding for which the Indemnified Party intends to assert a claim for indemnification against the opposing Party (an “Indemnifying Party”) under this Article 7, the Indemnified Party will give notice to the Indemnifying Party of the commencement of such Proceeding with reasonable promptness (so as to not prejudice the Indemnifying Party’s rights).

(ii) The Indemnifying Party will be entitled to participate in any Proceeding described in Section 7.3(a)(i) above and, to the extent that it wishes, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party. Following the assumption of defense by an Indemnifying Party, the Indemnifying Party will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, and the Indemnified Party will have the right to participate in the defense with its own counsel at its own expense. No compromise or settlement of any claims in a Proceeding will be binding on an Indemnifying Party for purposes of the Indemnifying Party’s indemnity obligations under this Agreement without the Indemnifying Party’s express written consent.

(iii) A Party granted the right to direct the defense of any Proceeding under this Section 7.3 hereunder will (A) keep the opposing Party informed of material developments in the Proceeding, (B) promptly submit to the opposing Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Proceeding, (C) permit the opposing Party and its counsel, to the extent practicable, to confer on the conduct of the defense of the Proceeding and (D) to the extent practicable, permit the opposing Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The Parties will make available to each other and each other’s counsel and accountants all of their books and records relating to the Proceeding, and each Party will provide to the other such assistance as may be reasonably required to insure the proper and adequate defense of the Proceeding. Each Party will use its good faith efforts to avoid the waiver of any privilege of the other Party. The assumption of the defense of any Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Proceeding was not required. An

Indemnifying Party may elect to assume the defense of a Proceeding at any time during the pendency of the Proceeding, even if initially the Indemnifying Party did not elect to assume the defense, so long as the assumption at such later time would not materially prejudice the rights of the Indemnified Party.

(b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice of the claim, setting forth in reasonable detail the factual and contractual bases for the claim, to the Party from whom indemnification is sought.

Section 7.4 Limitations on Indemnification.

(a) No Seller or Shareholder will have any liability under this Article 7 until the aggregate amount of all Adverse Consequences described in Section 7.1 exceeds $500,000 (the “Threshold Amount”), and then only for the amount by which such Adverse Consequences exceed the Threshold Amount, provided, however, that the Threshold Amount will not apply to claims for payment of Pre-Closing Taxes, a payment default under Section 1.3 or claims of breach by Sellers or Shareholders of Sections 2.1, 2.2, 2.4, 2.14(a) and 2.23. Solely for purposes of determining whether a representation, warranty, covenant or agreement has been breached by Sellers or Shareholders and the Adverse Consequences resulting therefrom “credited” against the Threshold, any representation, warranty, covenant or agreement that is otherwise subject to a “materiality” qualifier shall be interpreted, and any breach thereof determined, without regard to such “materiality” qualifier. Upon reaching the Threshold Amount, Sellers and Shareholders will be jointly and severally liable to Buyer for all claims for Adverse Consequences in excess of the Threshold Amount up to twenty-five percent of the Purchase Price (the “Maximum Amount”). The joint and several liability of Shareholders for Adverse Consequences shall not apply to any Shareholder who does not own more than five percent (5%) of the capital stock of either Seller on the date hereof. All indemnity claims shall be satisfied first from the Escrow Fund, then from the Ernout prior to any payment from any individual Shareholder. Under no circumstances will Sellers or Shareholders be liable to Buyer for any amount in excess of the Maximum Amount; provided, however, that the Maximum Amount will not apply to claims for payment of Pre-Closing Taxes, a payment default under Section 1.3 or claims of breach by Sellers or Shareholders of Section 2.2.

(b) Sellers and Shareholders will not be required to indemnify and hold Buyer harmless with respect to any claim for indemnification if the facts upon which Buyer bases such claim were actually known by or disclosed in writing to Buyer or its Representatives prior to or at the Closing.

(c) To the extent that recovery from another Person (including any insurer) is available to Buyer to compensate for any item for which indemnification may be sought hereunder, Buyer will exhaust all available remedies to recover the amount of its claim as may be available from such other Person and will only seek indemnification against Sellers and Shareholders in the event that it fails to obtain such reimbursement from the other Person or if such reimbursement is insufficient to satisfy the claim (and in the latter instance will only seek indemnity for the amount of the deficiency). To the extent Sellers or Shareholders indemnify Buyer on any claim referred to in the previous sentence, Buyer will assign to Sellers and Shareholders, to the fullest extent allowable, its rights and causes of action with respect to such claim against other Persons, or in the event assignment is not permissible, Sellers and Shareholders will be allowed to pursue such claim in the name of Buyer, as applicable, at Sellers’ or Shareholders’ expense. Sellers and Shareholders will be entitled to retain all recoveries for their own accounts made as a result of any such action. Buyer will provide Sellers and Shareholders reasonable assistance in prosecuting any such claim, including making their books and records relating to such claim available to Sellers and Shareholders and their respective Representatives and making their respective employees available for interviews, testimony and similar assistance. If Buyer or its Affiliates recover from a third party any part of a claim that has previously been paid by Sellers or Shareholders pursuant to this Article 7, Buyer will promptly remit to Sellers’ (or Sellers’ Liquidating Trust) the amount of such recovery without regard to the time limitations described in Section 9.1. Sellers and Shareholders will have no liability with respect to any claim that would have been covered by insurance had Buyer maintained the same insurance coverage that were in effect before the Closing with respect to the Sellers or the Subsidiaries.

(d) In computing the amount of any indemnification to which Buyer may be entitled under this Article 7 by virtue of a breach of Sections 2.3 or 2.5, if the amount of any liability has been understated or unrecorded, on one hand, but on the other hand the amount of any other liabilities has been overstated or any assets understated, only the net effect (benefits or detriment as the same are determined in accordance with GAAP) of such errors will be taken into account.

(e) Any amounts recoverable by Buyer from Sellers or Shareholders under this Article 7 will be net of any Tax benefits to Buyer or its Affiliates (including the Sellers and the Subsidiaries). For purposes of this paragraph, “Tax benefit” will mean the present value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time that Buyer or its Affiliates actually utilize the benefit), using (i) the Tax rate applicable to the highest level of income with respect to such Tax under applicable Legal Requirements on such date, and (ii) the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of the notice of proposed deficiency under the Code.

(f) Buyer is not entitled to recover any amounts for a claim for indemnification that are attributable to any delay in delivering notice of the indemnification claim to Sellers. Buyer is not entitled to any indemnity (i) on account of consequential, incidental or indirect damages or losses including business interruption, loss of profits, loss of use of facilities and loss of goodwill, and no “multiple of profits” or other similar damage calculation methodology will be applied in calculating any damage that may be claimed hereunder, except with respect to indemnification for third party claims, to which this clause (i) shall not apply or (ii) in respect of any claim to the extent that the matter that is the subject of the claim is reflected on, accrued for or reserved against or otherwise provided for in the Financial Statements, Interim Financial Statements or the Final Closing Balance Sheet or that was raised and resolved by agreement of the Parties or through the dispute resolution procedures described in Section 1.4 above. Sellers and Shareholders will have no liability for indemnification with respect to any claim for indemnification that relates to the passing of, or any change in, any Legal Requirement or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

(g) To the extent that any breach of a representation or warranty made by Sellers or Shareholders is capable of cure, Buyer will, as a condition precedent to asserting a claim concerning the breach, afford Sellers and Shareholders a reasonable opportunity (which will not be less than 30 days) to cure the breach and will provide, and will cause its Affiliates to provide, Sellers and Shareholders all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. Buyer agrees that in the event of any breach giving rise to an indemnity obligation of Sellers or Shareholders hereunder, Buyer will take all reasonable measures to mitigate the Adverse Consequences arising from the breach (including taking all reasonable steps to prevent any contingent liability from becoming an actual liability).

(h) Sellers and Shareholders will have no liability with respect to any claim for indemnification or part of a claim for indemnification that would not have arisen but for any act or omission after Closing by Buyer or its Affiliates, other than any act or omission done pursuant to this Agreement or required by applicable Legal Requirements.

(i) No claim for indemnification may be made or maintained against any Seller or Shareholder following the sale by Buyer of a majority of the Purchased Assets, whether through a sale of stock, a merger or consolidation, the sale of assets or otherwise.

(j) Notwithstanding anything contained herein to the contrary, to the extent that any facts or circumstances give rise to (i) a claim for indemnification under this Article 7 and (ii) a purchase price adjustment to the Cash Purchase

Price under Section 1.3, such facts or circumstances shall first be resolved under the purchase price adjustment mechanism pursuant to Section 1.3. To the extent that the Purchase Price has been adjusted pursuant to Section 1.3 and Buyer is paid in connection therewith, Buyer shall not be entitled to a “second” payment under Article 7 for any facts or circumstances which could have also given rise to a claim for indemnification under Article 7.

Section 7.5 Exclusive Remedy. This Article 7 constitutes the sole and exclusive remedy of the Parties with respect to any matters arising under or with respect to this Agreement, and each of Buyer and Sellers and Shareholders hereby waives and releases the other from any and all claims and other causes of action, including claims for contribution, relating to such matters; provided, however, that nothing in this Agreement will prevent any Party from seeking injunctive or other equitable relief, including specific performance, where appropriate.

ARTICLE 8 – DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 8:

“Adverse Consequence” means any loss, cost, liability, penalty, Tax, damage or expense (including reasonable legal and other professional fees).

“Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by, or under common control with, that Person and any officer, director or controlling Person of that Person.

“Applicable Contract” means any Contract (a) to which either Seller or any Subsidiary is a party or (b) by which either Seller or any Subsidiary or any of their respective assets is bound.

“Business” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Closing” has the meaning set forth in Section 1.6 of this Agreement.

“Closing Balance Sheet” has the meaning set forth in Section 1.4 of this Agreement.

“Closing Date” means the date and time at which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise or undertaking that is legally binding.

“Disclosure Schedule” means the Schedules referred to in Article 2.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and any stock purchase, stock option, severance, retention, change-in-

control, fringe benefit, termination, supplemental retirement, collective bargaining, bonus, performance awards, incentive, deferred compensation and any and all other employee benefit plans, agreements, programs, policies or other arrangements relating to the employees of the Sellers or the Subsidiaries, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated in this Agreement or otherwise), sponsored, maintained or participated in by the Sellers or the Subsidiaries or to which the Sellers or the Subsidiaries contribute (or have an obligation to contribute) on behalf of their current or former employees (or their beneficiaries or dependents) and all employee benefit plans previously sponsored or contributed to on behalf of their employees within the last five years.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security) or transfer, but excluding (a) liens for water, sewage and similar charges and current Taxes and assessments not yet due and payable or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the Ordinary Course of Business, (c) liens arising or resulting from any action taken by Buyer, (d) liens of record, (e) easements, rights of way, restrictions and other similar liens that do not materially interfere with the ordinary conduct of operations, (f) imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset, (g) purchase money security interests created in the Ordinary Course of Business and (h) any other liens to which Buyer consents in writing.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Legal Requirement” means all Legal Requirements relating to pollution or the protection of human health, safety or the environment, including laws, rules or regulations designed (a) to prevent, report or regulate the release, discharge or emission of pollutants or Hazardous Substances into the Environment; (b) to regulate the generation, treatment, storage, handling, transportation or disposal of Hazardous Substances; (c) to assure that products or chemicals are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment; (d) to protect or pay for damages to natural resources such as wetlands, sand dunes or forests, as well as plant and animal species; and (e) to clean up Hazardous Substances that have been released and to apportion the costs of the cleanup.

“Environmental Liability” means any Adverse Consequence arising from or relating to any Environmental Legal Requirement proximately caused by acts or omissions prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 2.3 of this Agreement.

“GAAP” means United States generally accepted accounting principles. To the extent GAAP leaves room for discretion, GAAP shall be applied consistent with the preparation of the Financial Statements.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization (including Regulatory Approvals and other approvals pursuant to competitive local exchange carrier registrations) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means any hazardous, toxic or polluting substance, waste, material or contaminant, including petroleum or petroleum products, governed or regulated under any Environmental Legal Requirement.

“Indemnified Party” has the meaning set forth in Section 7.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3 of this Agreement.

“Intellectual Property Assets” has the meaning set forth in Section 2.16 of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 2.3 of this Agreement.

“Leased Real Property” has the meaning set forth in Section 2.10 of this Agreement.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, statute, code, regulation, order, rule or treaty.

“Material Adverse Effect” means a material adverse effect on the financial condition of the Sellers and the Subsidiaries taken as a whole, but will not be deemed to include (a) any changes resulting from general economic, regulatory or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (b) acts attributable to any act or omission by Buyer or its Affiliates, (c) circumstances that affect generally the industries in which the Sellers and the Subsidiaries operate, (d) changes in Legal Requirements after the Closing, (f) any adverse effect that has been disclosed to Buyer in writing on or before the Closing Date, (g) any adverse change in or effect on the Business that is cured by Sellers to Buyer’s reasonable satisfaction before the Closing, and/or (h) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement.

“Maximum Amount” has the meaning set forth in Section 7.4 of this Agreement.

“Maximum Net Working Capital” has the meaning set forth in Section 1.3 of this Agreement.

“Material Contract” means any Applicable Contract that: (a) involves interconnection and commercial agreements with primary incumbent local exchange carriers; (b) involves strategic partnership agreements or authorized distribution agreements with distributors, sales representatives or strategic partners; (c) involves the leasing of DS-3 circuits (or circuits of greater capacity) from local telephone companies or other competitive carriers; (d) involves performance of services or delivery of goods or materials by or to either Seller or any Subsidiary of an amount in excess of $100,000 in any twelve-month period; (e) involves expenditures or receipts (other than for the performance of services or delivery of goods or materials) in excess of $100,000 in any twelve-month period; (f) relates to capital expenditures in excess of $50,000 in any twelve-month period; (g) relates to indebtedness for borrowed money or that creates an Encumbrance on any properties or assets of either Seller or any Subsidiary that are material to the Business; (h) relates to the length, duration or condition of employment or the termination thereof and which cannot be terminated by a Seller or a Subsidiary, as applicable, on 90 days’ or less notice without liability arising from such termination; or (i) amends, supplements or modifies any of the foregoing.

“Minimum Net Working Capital” has the meaning set forth in Section 1.3 of this Agreement.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Net Working Capital” means all accounts receivable less than 90 days old, physical inventory less than six months old, all other non-physical (including Broadsoft and other software licenses that have not expired) inventory, prepaid expense that is acquired by Buyer, and other receivables that are acquired by Buyer less, to the extent included in the Exhibit 1.8 Assumed Liabilities, gross trade accounts payables inclusive of disputes, prepaid and deferred subscriber fees and other current liabilities (excluding accrued interest and Exhibit 1.8 Excluded Liabilities). Any amounts related to cash, intercompany accounts, property and equipment, deposits, intangibles, or assets not acquired, cash over-drafts, Shareholder receivables or Shareholder payables will be excluded from the computation of Net Working Capital, as will all liabilities for Funded Indebtedness.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means in accordance with the customary day-to-day practices of the Sellers and its Subsidiaries with respect to the activity in question.

“Organizational Documents” means the articles of incorporation and the bylaws or articles of organization and operating agreement, if any, including all amendments thereto, of each Seller and each Subsidiary as applicable.

“Owned Personal Property” has the meaning set forth in Section 2.12 of this Agreement.

“Party or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Personal Property Lease(s)” has the meaning set forth in Section 2.11 of this Agreement.

“Pre-Closing Taxes” shall mean all Taxes paid or payable by Sellers or Subsidiaries for any period prior to the Closing Date (including Taxes that may not become due and payable until after the Closing Date).

“Proceeding” means any claim or dispute asserted or any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 1.2 of this Agreement.

“Real Property Lease(s)” has the meaning set forth in Section 2.10 of this Agreement.

“Representative” means with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Event” means (a) declaring or paying any dividend or other distribution or payment in respect of shares of capital stock or other equity securities; (b) making any material amendment of the Organizational Documents; (c) amending the terms of any existing employment agreement with any officer or key employee of either Seller or any Subsidiary; (d) paying or increasing any bonuses, salaries or other compensation to any officer or key employee of either Seller or any Subsidiary except in the Ordinary Course of Business; (e) adopting or increasing the payments to or benefits under any Employee Benefit Plan except in the Ordinary Course of Business; (f) selling (other than sales of inventory in the Ordinary Course of Business), leasing or otherwise disposing, or incurring any Encumbrance on, any property or asset of either Seller or any Subsidiary that is material to the Business; (g) entering into any Contracts requiring payment for products or services (including without limitation employment, consulting or other professional services) of more than $50,000 in a year; (h) incurring any indebtedness for borrowed money or assuming or guarantying obligations of any other Person in excess of $50,000; (i) making or committing to make any capital expenditure or expense obligation in excess of $50,000 individually or $150,000 in the aggregate; or (j) entering into any Contract to do any of the foregoing; provided that the term “Restricted Event” does not include actions contemplated by or disclosed in this Agreement or Disclosure Schedule.

“Returns” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body by either Seller or any Subsidiary in connection with the determination, assessment, collection or payment of any Tax.

“Review Period” has the meaning set forth in Section 1.4 of this Agreement.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Knowledge” means the actual knowledge of Steven L. Johns, James H. Kinnett and/or Andrew G. Gorogiani.

“Sellers’ Representative” has the meaning set forth in Section 4.7(a).

“Shareholders’ Representative” has the meaning set forth in Section 4.6(a) of this Agreement.

“Subsidiary” has the meaning set forth in the Preamble.

“Subsidiaries” has the meaning set forth in the Preamble.

“Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, use tax, personal property tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Threshold Amount” has the meaning set forth in Section 7.4 of this Agreement.

“Transaction Documents” means this Agreement and all other Contracts and documents to be executed and delivered by any Party or any Party’s Affiliates or Representatives in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 9 – GENERAL

Section 9.1 Survival of Representations and Warranties The representations and warranties made by each Party in this Agreement will survive the Closing until April 30, 2009, at which time they will expire except that Sellers’ representations and warranties in Section 2.6 will survive until the expiration of the statute of limitations applicable to claims thereunder, and Sellers’ representations and warranties in Section 2.2 will survive indefinitely. No claim for a breach of a representation or warranty may be made after termination of such survival period. The making of a claim for indemnification under Article 7 will toll the running of the foregoing limitation period with respect to such claim. For purposes of the preceding sentence, a claim will be deemed to be made upon the commencement of an independent judicial Proceeding with respect to the claim or receipt by the Party from whom indemnification is sought of a written notice of claim for indemnification setting forth in reasonable detail the factual and contractual bases for the claim.

Section 9.2 Binding Effect; Benefits; Assignment. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of Buyer and Sellers. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective successors and assigns. Neither Buyer nor Sellers will assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other, and any assignment without such consent will be void ab initio, except that Buyer may assign the Agreement to a wholly-owned subsidiary of Buyer provided that no such assignment will in any manner limit Buyer’s obligations hereunder and Buyer guarantees the performance of its assignee and that Sellers may assign its rights and obligations to any entity designed to liquidate the companies.

Section 9.3 Entire Agreement. This Agreement, including the exhibits and schedules to this Agreement (including the Disclosure Schedule), sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings relating to the transactions contemplated by this Agreement. No representation, promise, inducement or statement of intention has been made by either Party, except as expressly set forth in this Agreement, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

Section 9.4 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of either Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce the same or a different provision. No waiver by either Party of any condition or any breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the same or a different provision.

Section 9.5 Governing Legal Requirement; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the state of Indiana as applicable to contracts made and to be performed in that state without regard to conflicts of laws principles. The Parties irrevocably agree and consent to the exclusive jurisdiction for the resolution of claims, disputes and controversies hereunder of the Circuit or Superior Court for Marion County, Indiana, and the United States District Court for the Southern District of Indiana. Any actions arising out of or relating in any way to any of the provisions of this Agreement or the transactions contemplated hereby be will brought and maintained in one of such courts. The Parties hereby irrevocably waive any objection that they may now have or hereafter acquire to the laying of venue of any such Proceeding brought in these courts and any claim that any Proceeding brought in any such court has been brought in an inconvenient forum. The Parties further agree that a final judgment in any Proceeding brought in any of these courts will be conclusive and binding upon them and may be enforced in any court of competent jurisdiction located elsewhere.

Section 9.6 Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement must be in writing and will be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation, on the next business day after it is sent by a nationally recognized overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid:

(a)	If to Sellers or Subsidiaries:	with a copy to:

	eGIX, Inc.	Barnes & Thornburg, LLP
	c/o Hall Render	11 S. Meridian Street
	1 American Square, Suite 2000	Indianapolis, Indiana 46204
Indianapolis, IN 46282
	Attn: Jeffrey Peek	Attn: Marcus Chandler
	Telephone: 317.633.4884	Telephone: 317.236.1313
	Facsimile: 317.633.4878	Facsimile: 317.231.7433

(b)	If to Sellers’ Representative or Shareholders’ Representative:

	Steven L. Johns	Barnes & Thornburg
	c/o Hall Render	11 S. Meridian Street
	1 American Square, Ste 2000	Indianapolis, IN 46204
Indianapolis, IN 46282
	Attn: Jeffrey Peek	Attn: Marcus Chandler
	Telephone: 317.633.4884	Telephone: 317.236.1313
	Facsimile: 317.633.4878	Facsimile: 317.231.7433

(c)	If to Buyer:	with a copy to:

	Cincinnati Bell Any Distance Inc.	Cincinnati Bell Any Distance Inc.
	221 East Fourth Street, 103-1240	221 East Fourth Street 103-1290
	Cincinnati, Ohio 45202	Cincinnati, Ohio 45202
	Attn: Shane A. Brown	Attn: Christopher J. Wilson, Esq.
	Telephone: (513)397-1118	Telephone: (513)397-6351
	Facsimile: (513)397-7638	Facsimile: (513)397-9557

A Party may change its address, telephone number or facsimile number by prior written notice to the other Party.

Section 9.7 Counterparts. This Agreement may be executed in counterparts and by facsimile or Adobe® portable document format, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

Section 9.8 Expenses. Each Party will pay its own respective expenses, costs and fees (including professional fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 9.9 Severability. Any provision of this Agreement that is contrary to Indiana law or otherwise unenforceable or incapable of performance will not affect the remaining provisions of this Agreement. In such event, the Parties will undertake to substitute for any such invalid provision or for any provision incapable of performance a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable Legal Requirements, so as to provide the Parties to the fullest extent possible the economic purpose and effect of this Agreement.

Section 9.10 Headings; Construction; Time of Essence. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. The words “including”, “includes” or words of similar import whenever used in this Agreement do not limit the preceding words or terms. Notwithstanding anything contained herein to the contrary, if a subject matter is addressed in more than one representation and warranty in Article 2, Buyer will be entitled to rely only on the most specific representation and warranty addressing the matter. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.11 Certain Information. Neither the specification of any dollar amount in Article 2 nor the disclosure of a document or information in a Schedule comprising part of the Disclosure Schedule is intended, or will be construed or offered in any dispute between the Parties as evidence of, the material nature of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that Schedule or any other Schedule comprising the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission of any matter whatsoever, including of any violation of Legal Requirement or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make the Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered.

[Signature Pages Follow]

The Parties have executed this Asset Purchase Agreement as of the date stated in the first paragraph of this Agreement.

Cincinnati Bell Any Distance, Inc.

By:	/s/ Shane A. Brown
Shane A. Brown

	Its:	VP Business Development
“Buyer”

eGIX, Inc.

By:	/s/ Steven L. Johns

	Its:	President & CEO

eGIX Network Services, Inc.

By:	/s/ Steven L. Johns

	Its:	President & CEO
“Sellers”

eGIX Network Services of Virginia, Inc.

By:	/s/ Steven L. Johns

	Its:	President & CEO

@Link Networks, Inc.

By:	/s/ Steven L. Johns

	Its:	President & CEO

DSL Indiana Acquisitions, LLC

By:	/s/ Steven L. Johns

Its:	Managing Member
“Subsidiaries”

/s/ John F. Hays
John F. Hays

/s/ Jeffrey Peek
Jeffrey Peek, Co-Trustee of Laurence W. Grabb Credit Trust

/s/ Sally Derflinger
Sally Derflinger, Co-Trustee of Laurence W. Grabb Credit Trust

/s/ Steven L. Johns
Steven L. Johns

/s/ James H. Kinnett
James H. Kinnett
“Shareholders”